As filed with the Securities and Exchange Commission on March 20, 2008
Registration No. 333-[                    ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON
Form S-3
under
the Securities Act of 1933

Endocare, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0618093
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
201 Technology Drive
Irvine, California 92618
(949) 450-5400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
(949) 450-5400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With a Copy to:
Clint B. Davis
Senior Vice President, Legal Affairs, General Counsel and Secretary
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
(949) 450-5400
     Approximate date of commencement of proposed sale to the public: from time to time after the effectiveness of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee
Common Stock, $0.001 par value per share(3)	1,085,271 shares	$5.67	$6,153,487	$242

(1)	All share and price amounts in this registration statement reflect the one-for-three reverse stock split of the Company’s Common Stock that occurred on August 20, 2007. In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends and similar transactions in accordance with the terms of the common stock purchase warrants.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the registrant’s common stock as reported on The NASDAQ Capital Market on March 19, 2008.

(3)	Each share of Common Stock is paired with a stock purchase right under the Registrant’s Stockholder Rights Plan.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2008
PROSPECTUS
Endocare, Inc.
1,085,271 Shares of Common Stock
     This prospectus relates to the sale or other disposition of up to 1,085,271 shares of our common stock by Frazier Healthcare V, L.P. (Frazier) or its transferees. Frazier is sometimes referred to in this prospectus as the selling stockholder. The shares covered hereby may be sold or otherwise disposed of at fixed prices, the prevailing market price for the shares determined at the time of the sale or other disposition or at negotiated prices. We will not receive proceeds from the sale of our shares by Frazier.
     Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on The NASDAQ Capital Market under the symbol “ENDO.” On March 19, 2008, the last reported sale price for our common stock as reported on The NASDAQ Capital Market was $5.98 per share.
     All share and price amounts in this prospectus reflect the one-for-three reverse stock split of our common stock that occurred on August 20, 2007.

     Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.

     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2008.

     You should rely only on the information contained or incorporated by reference into this prospectus. No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Endocare, Inc., the selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY
     This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus and in the documents we incorporate by reference.
     Endocare, Inc. is a Delaware corporation. Our principal executive offices are located at 201 Technology Drive, Irvine, California 92618. Our telephone number is (949) 450-5400. The address of our website is www.endocare.com. Information on our website is not part of this prospectus.
     We are a specialty medical device company focused on improving patients’ lives through the development, manufacturing and distribution of health care products for cryoablation. The term “cryoablation” or “cryosurgery” refers to the use of ice to destroy tissue, such as tumors, for therapeutic purposes.
     Today, our FDA-cleared Cryocare Surgical System occupies a growing position in the urological market for treatment of prostate and renal cancers. Because of our initial concentration on prostate and renal cancers, the majority of our sales and marketing resources are directed toward the promotion of our technology to urologists. We also employ a dedicated sales team focused on the interventional radiology market in which our products are used to treat renal, liver and lung cancer and for palliative intervention. In addition to selling our cryoablation disposable products to hospitals and mobile service companies, we contract directly with hospitals for the use of our Cryocare Surgical System and disposable products on a fee-for-service basis. We intend to continue to identify and develop new markets for our cryoablation products and technologies, particularly in the area of tumor ablation.
     This prospectus covers the sale or other disposition of up to 1,085,271 of our shares from time to time by Frazier or its transferees. These shares were issued by us to Frazier on May 25, 2007.

FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.
     Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained or incorporated by reference in this filing will in fact occur. Given these uncertainties, you should not place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.
     Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated from these forward-looking statements, even if new information becomes available in the future. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

RISK FACTORS
     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment.
Risks Associated With our Business
We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.
     We have yet to establish any history of profitable operations. We have incurred losses from operations of $9.3 million, $15.4 million and $16.6 million, respectively, during the fiscal years ended December 31, 2007, 2006 and 2005. As a result, at December 31, 2007 we had an accumulated deficit of $189.8 million. We have incurred net losses from continuing operations of $8.9 million, $11.1 million and $14.8 million, respectively, during the fiscal years ended December 31, 2007, 2006 and 2005. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. We can give no assurances when or whether we will ever be profitable.
We may require additional financing in the future to sustain our operations and without it we may not be able to continue operations.
     We had an operating cash flow deficit of $4.6 million, $13.6 million and $14.7 million for the years ended December 31, 2007, 2006 and 2005.
     On May 25, 2007, we sold $7.0 million in stock to Frazier. In addition, as of June 30, 2007, we had sold $1.6 million in stock under our $16.0 million common stock purchase agreement with Fusion Capital Fund II, LLC (Fusion Capital).
     The availability of funds under the $16.0 million common stock purchase agreement with Fusion Capital and our $4.0 million credit agreement with Silicon Valley Bank is subject to many conditions, some of which are predicated on events that are not within our control. Accordingly, we cannot guarantee that these capital resources will be available or will be sufficient to fund our ongoing operations.
     We only have the right to receive $100,000 every four business days under the agreement with Fusion Capital unless our stock price equals or exceeds $4.50, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital does not have the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $3.00. Since we have authorized 2,666,666 shares for sale to Fusion Capital under the common stock purchase agreement, the selling price of our common stock to Fusion Capital will have to average at least $6.00 per share for us to receive the maximum proceeds of $16.0 million.
     Under our credit agreement with Silicon Valley Bank, funds available for borrowing are based on eligible trade receivables and inventory as defined. The credit agreement contains a subjective acceleration clause and a requirement to maintain a lockbox with the lender to which all receivable collections are deposited. Under the subjective acceleration clause, the lender may accelerate repayment of amounts borrowed and/or cease making advances to us if it determines that a material adverse change has occurred in our business or our ability to meet our obligations under the agreement. In addition, the proceeds from the lock box will be applied to reduce the outstanding borrowings upon an event of default (including the occurrence of a material adverse change) or if trigger events occur. Our ability to access funds under the credit agreement will be subject to our ability to meet all restrictive covenants and comply with all representations and warranties.
     The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products. If sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $16.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The sale of our common stock to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline.
     In connection with entering into the common stock purchase agreement with Fusion Capital, we authorized the sale to Fusion Capital of up to 2,666,666 shares of our common stock, in addition to the 157,985 shares that we issued to Fusion Capital as a commitment fee. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All 2,824,651 shares that we have registered pursuant to our registration rights agreement with Fusion Capital are freely tradable. It is anticipated that shares registered will be sold over a period of up to 24 months. Depending upon market liquidity at the time, a sale of shares by Fusion Capital at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all or some of the 2,666,666 shares of common stock authorized for sale to Fusion Capital under the common stock purchase agreement. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Fusion Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price at which we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us. As of February 29, 2008, we had sold an aggregate of 293,397 shares to Fusion Capital under the common stock purchase agreement, in addition to the 157,985 shares that we issued to Fusion Capital as a commitment fee.

Our business may be materially and adversely impacted by the loss of our largest customer or the reduction, delay or cancellation of orders from this customer; in addition, our business may be materially and adversely impacted if this customer delays payment or fails to pay for products sold to this customer.
     For the three and twelve months ended December 31, 2007 our largest customer accounted for 43.3% and 42.1%, respectively, of our revenues, and as of December 31, 2007 this customer accounted for 38.9% of our accounts receivable. Our sales to this customer may be materially and adversely impacted by various factors relating to this customer’s business, financial condition, results of operations and cash flows. Our business, financial condition, results of operations and cash flows may be materially and adversely impacted by the loss of this customer, or the reduction, delay or cancellation of orders. In addition, our business, financial condition, results of operations and cash flows may be materially and adversely impacted if this customer delays payment or fails to pay for products sold. This customer is not obligated to purchase a specific quantity of our products or provide binding forecasts of purchases for any period.
We may be required to make tax payments that exceed our settlement estimates.
     As of December 31, 2006 and 2007 we estimated that we owed $2.8 million and $2.2 million, respectively, as of each balance sheet date in state and local taxes, primarily sales and use taxes, in various jurisdictions in the United States. We are in the process of negotiating resolutions of the past due tax obligations with the applicable tax authorities. While we hope that these obligations can be settled for less than the amounts accrued, we cannot predict whether we will obtain favorable settlement terms from the various tax authorities, or that, after settling, we will satisfy the conditions necessary to avoid violating the settlements. Our failure to obtain favorable settlement terms or to satisfy the settlement conditions may result in a material adverse effect on our business, financial condition, results of operations and cash flows.
We may incur significant expenses in the future as a result of our obligation to pay legal fees for and otherwise indemnify former officers and former directors.
     Certain former officers and former directors continue to be involved in investigations and related legal proceedings brought by the Securities and Exchange Commission, or SEC, and the Department of Justice. We are contractually obligated to pay legal fees for and otherwise indemnify these former officers and former directors. We may incur significant expenses in the future as a result of these obligations. The amount of these expenses is unpredictable and outside of our control and could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our success will depend on our ability to attract and retain key personnel.
     In order to execute our business plan, we need to attract, retain and motivate a significant number of highly qualified managerial, technical, financial and sales personnel. If we fail to attract and retain skilled scientific and sales personnel, our research and development and sales and marketing efforts will be hindered. Our future success depends to a significant degree upon the continued services of key management personnel. None of our key management personnel is covered by an insurance policy of which we are the beneficiary.

Our success is reliant on the acceptance by doctors and patients of the Cryocare Surgical System as a preferred treatment for tumor ablation.
     Cryoablation has existed for many years, but has not been widely accepted primarily due to concerns regarding safety and efficacy and widespread use of alternative therapies. Because the technology previously lacked precise monitoring capabilities, prostate cryoablation procedures performed in the 1970s resulted in high cancer recurrence and negative side effects, such as rectal fistulae and incontinence, and gave cryoablation treatment negative publicity. To overcome these negative side effects, we have developed ultrasound guidance and temperature sensing to enable more precise monitoring in our Cryocare Surgical System. Nevertheless, we will need to overcome the earlier negative publicity associated with cryoablation in order to obtain market acceptance for our products. In addition, use of our Cryocare Surgical System requires significant physician education and training. As a result, we may have difficulty obtaining recommendations and endorsements of physicians and patients for our Cryocare Surgical System. We may also have difficulty raising the brand awareness necessary to generate interest in our Cryocare Surgical System. Any adverse side effects, including impotence or incontinence, recurrence of cancer or future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryoablation, whether from our products or the products of our competitors, could adversely affect acceptance of cryoablation. In addition, emerging new technologies and procedures to treat prostate cancer may negatively affect the market acceptance of cryoablation. If our Cryocare Surgical System does not achieve broad market acceptance, we will likely remain unprofitable.
We are faced with intense competition and rapid technological and industry change, which may make it more difficult for us to achieve significant market penetration.
     The medical device industry generally, and the cancer treatment market in particular, are characterized by rapid technological change, changing customer needs and frequent new product introductions. If our competitors’ existing products or new products are more effective than or considered superior to our products, the commercial opportunity for our products will be reduced or eliminated. We face intense competition from companies in the cryoablation marketplace as well as companies offering other treatment options, including radical prostatectomy, radiation therapy and hormone therapy. If we are successful in penetrating the market for treatment of prostate cancer with our cryoablation treatment, other medical device companies may be attracted to the marketplace. Many of our potential competitors are significantly larger than we are and have greater financial, technical, research, marketing, sales, distribution and other resources than we do. We believe there will be intense price competition for products developed in our markets. Our competitors may develop or market technologies and products that are more effective or commercially attractive than any that we are developing or marketing. Our competitors may obtain regulatory approval and introduce and commercialize products before we do. These developments could have a material adverse effect on our business, financial condition, results of operations and cash flows. Even if we are able to compete successfully, we may not be able to do so in a profitable manner.
If we are unable to continue to enhance our Cryocare Surgical System, our business will suffer.
     Our growth depends in part on continued ability to successfully develop, manufacture and commercialize enhancements to our Cryocare Surgical System. We may experience difficulties that could delay or prevent the successful development, manufacturing and commercialization of these products. Our products in development may not prove safe and effective in clinical trials.

Clinical trials may identify significant technical or other obstacles that must be overcome before obtaining necessary regulatory or reimbursement approvals. In addition, our competitors may succeed in developing commercially viable products that render our products obsolete or less attractive. Failure to successfully develop, manufacture and commercialize new products and enhancements could have a material adverse effect on our business, financial condition, results of operations and cash flows.
There is uncertainty relating to third-party reimbursement, which is critical to market acceptance of our products.
     Hospitals and other health care providers in the United States generally rely on third-party payers, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving our products. While private health insurers in some areas of the United States provide reimbursement for procedures in which our products are used, we can provide no assurance that private insurance reimbursement will be adopted nationally or by additional insurers. Furthermore, those private insurance companies currently paying for procedures in which our products are used may terminate such coverage. If reimbursement levels from Medicare, Medicaid, other governmental health care programs or private insurers are not sufficient, physicians may choose not to recommend, and patients may not choose, procedures using our products.
     International market acceptance of our products may depend, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. Our failure to receive international reimbursement approvals may negatively impact market acceptance of our products in the international markets in which those approvals are sought.
     From time to time significant attention has been focused on reforming the health care system in the United States and other countries. Any changes in Medicare, Medicaid or third-party medical expense reimbursement, which may arise from health care reform, may have a material adverse effect on reimbursement for our products or procedures in which our products are used and may reduce the price we are able to charge for our products. In addition, changes to the health care system may also affect the commercial acceptance of products we are currently developing and products we may develop in the future. Potential changes that have been considered include controls on health care spending and price controls. Several proposals have been made in the United States Congress and various state legislatures recently that, if adopted, would potentially reduce health care spending, which may result in a material adverse effect on our business, financial condition, results of operations and cash flows.
If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.
     Our success will depend to a significant degree on our ability to secure and protect intellectual property rights and to enforce patent and trademark protections relating to our technology. From time to time, litigation may be advisable to protect our intellectual property position. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that we will not have sufficient resources to fully pursue litigation or to protect our other intellectual property rights. Litigation could result in the rejection or invalidation of our existing and future patents. Any adverse outcome in litigation relating to the validity of our patents, or any failure to pursue litigation or otherwise to protect our patent position, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Also, even if we prevail in litigation, the litigation would be costly in terms of management distraction as well as in terms of money. In addition, confidentiality agreements with our employees, consultants, customers, and key vendors may not prevent the unauthorized disclosure or use of our technology. It is possible that these agreements could be breached or that they might not be enforceable in every instance, and that we might not have adequate remedies for any such breach. Enforcement of these agreements may be costly and time consuming. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.
Because the medical device industry is litigious, we may be sued for allegedly violating the intellectual property rights of others.
     The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining or preserving a competitive advantage.
     Should third parties file patent applications or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine the relative priorities of our inventions and the third parties’ inventions. We could also be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.
     Third parties may claim we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. These lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party’s patents and may order us to cease the infringing activity. A court could also order us to pay damages for the infringement. These damages could be substantial and could have a material adverse effect on our business, financial condition, results of operations and cash flows.
     If we are unable to obtain any necessary license following an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third party’s patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would negatively impact future sales and, in turn, our business, financial condition, results of operations and cash flows.
If we fail to obtain or maintain necessary regulatory clearances or approvals for products, or if approvals are delayed or withdrawn, we will be unable to commercially distribute and market our products or any product modifications.
     Government regulation has a significant impact on our business. Government regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of our products. In the United States, the Food and Drug Administration (FDA) has broad authority under the federal Food, Drug and Cosmetic

Act (the FD&C Act) to regulate the development, distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions, which vary from country to country. The process of obtaining FDA and other required regulatory clearances and approvals (collectively, approvals) is lengthy and expensive. We may not be able to obtain or maintain necessary approvals for clinical testing or for the manufacturing or marketing of our products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, governmental regulations may be established which could prevent, delay, modify or rescind regulatory approval of our products. Any of these actions by the FDA, or change in FDA regulations, could have a material adverse effect on our business, financial condition, results of operations and cash flows.
     Regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on us. FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or unforeseen problems following initial marketing. We may not be able to obtain or maintain regulatory approvals for our products on a timely basis, or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our products may be subject to product recalls even after receiving FDA clearance or approval, which would harm our reputation and our business.
     The FDA and similar governmental authorities in other countries have the authority to request and, in some cases, require the recall of our products in the event of material deficiencies or defects in design, manufacture or labeling or in the event of patient injury. A governmental mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects. Any recall of product would divert managerial and financial resources and harm our reputation with customers and our business, impact our ability to distribute the recalled product in the future, require costly redesign or manufacturing changes and leave the company vulnerable to additional regulatory sanctions and product liability litigation.
We could be negatively impacted by future interpretation or implementation of the federal anti-kickback and Stark laws and other federal and state anti-self-referral and anti-kickback laws.
     Centers for Medicare & Medicaid Services (CMS) recently issued a final rule, making a number of changes to the current Stark law regulations. The final rule, which was effective December 4, 2007, does not change the current status of our financial relationships. However, CMS also recently issued additional proposed changes to the Stark Law regulations which could, depending on the final version of those regulations and how they are interpreted, change the status of certain physician-owned entities that purchase or lease our products. As of November 2007, CMS has decided to delay publication of the final version of those proposed Stark law rules. We expect that CMS will issue the new rules, and may issue additional guidance, in 2008. However, we are unable to predict whether, and the extent to which, the new rules or guidance will affect our business. Depending on the content of the new rules or guidance, we may incur significant time and expenses in the future to restructure existing business relationships.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.
     Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of medical devices. While we believe that we are reasonably insured against these risks, we may not maintain insurance in amounts or scope sufficient to provide us with adequate coverage. A claim in excess of our insurance coverage would have to be paid out of cash reserves, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, any product liability claim could harm our reputation in the industry and our business.
Our intangible assets could become impaired.
     Intangible assets acquired in a purchase, such as intellectual property or developed technology, are generally amortized over various periods depending on their anticipated economic benefits or useful lives. Long-lived assets, including amortizable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. Following a review, if such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Significant estimates, including assumptions regarding future events and circumstances that cannot be easily predicted, are required to perform an analysis of the value of intangible assets. These estimates and assumptions may differ materially from actual outcomes and occurrences.
Our facilities and systems are vulnerable to natural disasters or other catastrophic events.
     Our headquarters, cryoablation products manufacturing facilities, research facilities and much of our infrastructure, including computer servers, are located in California, an area that is susceptible to earthquakes and other natural disasters. A natural disaster or other catastrophic event, such as an earthquake, fire, flood, severe storm, break-in, terrorist attack or other comparable problems could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders in a timely manner, or at all. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In the event that an earthquake, natural disaster or other catastrophic event were to destroy any part of our facilities or interrupt our operations for any extended period of time, or if harsh weather conditions prevent us from delivering products in a timely manner, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Risks Associated with an Investment in Our Common Stock
The market price of our common stock is highly volatile.
     The market price of our common stock has been and is expected to continue to be highly volatile. Various factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. If our operating results are below the expectations of securities analysts or investors, the market price of our common stock may fall abruptly and significantly.

Future sales of shares of our common stock may negatively affect our stock price.
     Future sales of our common stock, including shares issued upon the exercise of outstanding options and warrants or hedging or other derivative transactions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.
     We had an aggregate of 11,773,293 shares of common stock outstanding as of February 29, 2008, which includes 1,878,448 shares of our common stock that we issued on March 11, 2005 in a private placement financing, 451,382 shares of our common stock that we have issued to Fusion Capital since October 2006 (which includes the 157,985 shares issued to Fusion Capital as a commitment fee) and 1,085,271 shares of our common stock that we issued to Frazier on May 25, 2007.
     Investors in our March 2005 financing also received warrants to purchase an aggregate of 657,446 shares of our common stock at an exercise price of $10.50 per share and 657,446 shares of our common stock at an exercise price of $12.00 per share. These warrants have an anti-dilution clause that in certain circumstances reduces the effective exercise price of the warrants and proportionately increases the number of shares underlying the warrants to preserve the ownership of the warrant holders. As a result of our issuances to Fusion Capital and Frazier described above, the exercise price of the Series A Warrants decreased to $10.02 to effectively provide holders the right to purchase an additional 31,667 shares and the exercise price of the Series B Warrants decreased to $11.37 to effectively provide holders the right to purchase an additional 37,191 shares.
     We entered into registration rights agreements in connection with these financings pursuant to which we agreed to register for resale by the investors the shares of common stock issued. Sales of shares covered by these registration statements could have a material adverse effect on the market price of our shares.
We could be difficult to acquire due to anti-takeover provisions in our charter, our stockholders rights plan and Delaware law.
     Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of our company. In addition, we have adopted a stockholder rights plan in which preferred stock purchase rights were distributed as a dividend. These provisions may make it more difficult for stockholders to take corporate actions and may have the effect of delaying or preventing a change in control. These provisions also could deter or prevent transactions that stockholders deem to be in their interests. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder. This provision could have the effect of delaying or preventing a change of control of our company. The foregoing factors could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS
     All net proceeds from the sale or other disposition of the shares covered hereby will be received by Frazier. We will receive no proceeds from the sale or other disposition of the shares covered hereby.
THE SELLING STOCKHOLDER
     The following table presents information regarding the selling stockholder, Frazier Healthcare V, L.P., which is referred to in this prospectus as Frazier. Given that Frazier owns over ten percent of our outstanding common stock, Frazier may be considered an affiliate of Endocare for purposes of the federal securities laws.
     All information in the table is as of February 29, 2008. This information is based on information provided by or on behalf of Frazier and, with regard to Frazier’s beneficial holdings, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of Frazier. Frazier and any transferors, pledgees, donees or successors to Frazier may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares or interests therein. Any supplement to this prospectus may contain additional or varied information about Frazier and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares covered hereby, and the aggregate amount of the shares offered that is beneficially owned by each person. This information will be obtained from Frazier and/or additional holders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.
     As of February 29, 2008, 11,773,293 shares of our common stock were outstanding. Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by Frazier pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares resulting from stock splits, stock dividends or similar transactions. The information under the heading “Shares Beneficially Owned After the Offering” assumes that Frazier sells all of its shares covered hereby to unaffiliated third parties, that Frazier will acquire no additional shares of our common stock prior to the completion of this offering and that any other shares of our common stock beneficially owned by Frazier will continue to be beneficially owned. Frazier may dispose of all, part or none of its shares.
     For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options, warrants or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from February 29, 2008 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

     Frazier has represented to us that it is not affiliated with any registered broker-dealer.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the Offering		Shares Offered by	Owned After the Offering(3)
Selling stockholders(1)	Number	Percent(2)	this Prospectus	Number	Percent(2)

Frazier Healthcare V, L.P.(4)	1,721,915	14.63%	1,085,271	636,644	5.4%

*	Less than one percent.

(1)	The names of the selling stockholders and the number of securities held by the selling stockholders may be amended subsequent to the date of the Prospectus pursuant to Rule 424(b)(3) of the Securities Act of 1933.

(2)	Percentage ownership is based on 11,773,293 shares of our common stock outstanding as of February 29, 2008.

(3)	Assumes the sale of all shares offered in this Prospectus and no other purchases or sales of our common stock.

(4)	The voting and disposition of the shares held by Frazier Healthcare V, L.P. is determined by FHM V, LLC, which is the general partner of FHM V, L.P., which is the general partner of Frazier Healthcare V, L.P. Alan Frazier, Nader Naini, Trevor Moody, Nathan Every, Patrick Heron, James Topper and Thomas Hodge are the members of FHM V, LLC and, therefore, share dispositive and voting power over the shares held by Frazier Healthcare V, L.P. Each of these individuals disclaims beneficial ownership of shares held by Frazier Healthcare V, L.P. except to the extent of his pecuniary interest therein.
THE FRAZIER FINANCING
     On May 24, 2007 we entered into a Common Stock Subscription Agreement with Frazier and on May 25, 2007 we entered into a Registration Rights Agreement with Frazier. Under the Subscription Agreement, we agreed to sell to Frazier and Frazier agreed to purchase $7.0 million of our common stock, at a price per share of $6.45 (adjusted for the one-for-three reverse stock split of our common stock that occurred on August 20, 2007). On May 25, 2007, Frazier paid us $7.0 million and we issued to Frazier an aggregate of 1,085,271 shares of our common stock.
     In the Subscription Agreement, Frazier agreed to “lock-up” provisions restricting the transferability of the shares issued in the financing, for a period of one year as to 75% of the shares and a period of 18 months as to 25% of the shares. The “lock-up” provisions expire early if a change in control of Endocare occurs or if Endocare issues significant additional amounts of securities in certain circumstances following May 25, 2007, as described in the Subscription Agreement.
     In the Registration Rights Agreement, Endocare agreed to file a registration statement with the SEC on or before February 25, 2008 to register the shares for resale (the filing deadline was subsequently extended to March 20, 2008). Endocare also agreed to use commercially reasonable efforts to cause the registration statement to become effective as promptly as possible thereafter, with the intention that the registration statement will be available for resales by Frazier once the “lock-up” restrictions expire. In addition, Endocare agreed to use commercially reasonable efforts to keep the registration statement effective until May 25, 2010.
PLAN OF DISTRIBUTION
     The selling stockholder may, from time to time, sell any or all of its shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded, in the over-the-counter market or in private transactions. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. These sales may be at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an over-the-counter distribution in accordance with the rules of The NASDAQ Capital Market;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholder and any commissions or other compensation received by such broker-dealers or agents and any profit on the resale of the shares of common stock by a broker-dealer acting as principal or purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock, other than the fees and disbursements of counsel to the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus If the selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to such shares.
LEGAL MATTERS
     Certain legal matters with respect to the validity of the issuance of the common stock offered hereby have been passed upon by Clint B. Davis, our General Counsel. Mr. Davis, a full-time employee of ours, holds options to purchase 83,333 shares of our common stock. In addition, Mr. Davis holds 40,000 restricted stock units and 24,439.71 deferred stock units (each representing the right to receive one share of common stock in the future, subject to certain conditions). 46,874 of the options are vested and exercisable within 60 days of February 29, 2008. All of the deferred stock units are vested but none of the shares underlying the deferred stock units are issuable within 60 days of February 29, 2008.

EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3, including exhibits and schedules, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.
     We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, our SEC filings may be accessed at our website www.endocare.com via a link to the SEC’s website. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information in this prospectus updates (and, to the extent of any conflict, supersedes) information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update (and, to the extent of any conflict, supersede) the information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

     We incorporate by reference the following documents that we have filed, or in the future will file, with the SEC:
     1. Our annual report on Form 10-K filed with the SEC on March 17, 2008;
     2. Our current reports on Form 8-K filed with the SEC on the following dates: February 11, 2008 and March 5, 2008;
     3. The description of our common stock contained in the Registration Statement on Form 10-SB filed under Section 12(g) of the Exchange Act filed with the SEC on November 14, 1995, including any subsequent amendment or report filed for the purpose of amending such description;
     4. The description of the stock purchase rights under our stockholder rights plan contained in the Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act filed with the SEC on June 28, 2005, including any subsequent amendment or report filed for the purpose of amending such description; and
     5. All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.
     The documents incorporated by reference in this prospectus may be obtained from us at no cost. You may obtain a copy of the documents by submitting a written request to Endocare’s Corporate Secretary at 201 Technology Drive, Irvine, California 92618 or by calling Endocare at (949) 450-5400. In addition, these documents may be accessed at our website www.endocare.com via a link to the SEC’s website. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.
     You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on operation of the public reference room. The SEC maintains an Internet website that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Endocare, Inc.) file electronically with the SEC. The SEC’s Internet website is www.sec.gov.

1,085,271 Shares
Endocare, Inc.
Common Stock
PROSPECTUS
          , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered. None of the following expenses will be borne by the selling stockholders.

Registration Fee	$242
Legal Fees and Expenses	—
Accounting Fees and Expenses	10,000
Printing and Engraving Fees	—
Listing Fees	—
Transfer Agent’s Fees	—
Miscellaneous	—

Total	$10,242

Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.
     As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:
•	the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in its amended and restated bylaws are not exclusive.
     The Company has entered into indemnification agreements with each of its directors, as well as with certain officers, employees and consultants. These indemnification agreements provide that the Company holds harmless and indemnifies each such director, officer, employee and consultant to the fullest extent authorized or permitted by law. In addition, subject to certain conditions, these indemnification agreements provide for payment of expenses (including attorney’s fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, the Company has purchased policies of directors’ and officers’ liability insurance, which insure the Company’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 16. Exhibits and Financial Statement Schedules
     A list of exhibits filed with this Registration Statement is set forth on the Exhibit Index following the signature page. The Exhibit Index is hereby incorporated by reference herein.

Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 19, 2008.

ENDOCARE, INC.
By:	/s/ Craig T. Davenport
Craig T. Davenport
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below. Each person whose signature appears below hereby constitutes and appoints Craig T. Davenport and Michael R. Rodriguez, and each of them acting individually, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Craig T. Davenport	Chairman, President and Chief	March 19, 2008

Craig T. Davenport	Executive Officer (principal executive officer)

/s/ Michael R. Rodriguez	Senior Vice President, Finance	March 19, 2008

Michael R. Rodriguez	and Chief Financial Officer (principal financial and accounting officer)

/s/ John R. Daniels, M.D.	Director	March 17, 2008

John R. Daniels, M.D.

/s/ David L. Goldsmith	Director	March 18, 2008

David L. Goldsmith

/s/ Eric S. Kentor	Director	March 18, 2008

Eric S. Kentor

/s/ Terrence A. Noonan	Director	March 17, 2008

Terrence A. Noonan

/s/ Thomas R. Testman	Director	March 17, 2008

Thomas R. Testman

EXHIBIT INDEX

Exhibit No.	Description

2.1(1)	Stock Purchase Agreement, dated as of January 13, 2006, by and among Plethora Solutions Holdings plc, Endocare, Inc. and Timm Medical Technologies, Inc. The schedules and other attachments to this exhibit were omitted. The Company agrees to furnish a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.

2.2(2)	$1,425,000 Secured Convertible Promissory Note, dated as of February 10, 2006, from Plethora Solutions Holdings plc to Endocare, Inc.

3.1(3)	Certificate of Amendment of Restated Certificate of Incorporation of the Company.

3.2(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Company.

3.3(3)	Restated Certificate of Incorporation.

3.4(4)	Amended and Restated Bylaws of the Company.

3.5(5)	Amendment No. 1 to Amended and Restated Bylaws of the Company.

4.1(6)	Form of Stock Certificate.

4.2(7)	Form of Series A Warrant.

4.3(7)	Form of Series B Warrant.

4.4(8)	Rights Agreement, dated as of March 31, 1999, between the Company and U.S. Stock Transfer Corporation, which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Shares as Exhibit C.

4.5(9)	Amendment No. 1 to Rights Agreement, dated as of September 24, 2005, between the Company and U.S. Stock Transfer Corporation.

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1(10)	Power of Attorney.

(1)	Previously filed as an exhibit to our Form 8-K filed on January 18, 2006.

(2)	Previously filed as an exhibit to our Form 10-K filed on March 16, 2006.

(3)	Previously filed as an exhibit to our Registration Statement on Form S-3 filed on September 20, 2001.

(4)	Previously filed as an exhibit to our Form 10-K filed on March 15, 2004.

(5)	Previously filed as an exhibit to our Form 8-K filed on March 5, 2008.

(6)	Previously filed as an exhibit to our Form 10-K for the year ended December 31, 1995.

(7)	Previously filed as an exhibit to our Form 8-K filed on March 16, 2005.

(8)	Previously filed as an exhibit to our Form 8-K filed on June 3, 1999.

(9)	Previously filed as an exhibit to our Form 8-K filed on June 28, 2005.

(10)	Included on the signature page of this Registration Statement.